i. Fiscal year calculation:

                          AVERAGE     AVERAGE COMMON &
  FISCAL               COMMON SHARES   DILUTIVE SHARES  BASIC   DILUTIVE
   YEAR    NET INCOME       O/S            O/S (1)        EPS      EPS
   ----    ----------       ---            -------        ---      ---
   1998     327,868      2,005,121         2,046,813    0.16       0.16
   1997     263,377      2,002,343         2,006,777    0.13       0.13
   1996      49,752      1,997,928         2,001,532    0.02       0.02

ii. Stub period calculation:

                                  AVERAGE     AVERAGE COMMON
                                  COMMON        & DILUTIVE      BASIC   DILUTIVE
 NINE MONTHS ENDED  NET INCOME   SHARES O/S    SHARES O/S (1)    EPS     EPS
 -----------------  ----------   ----------    --------------    ---     ---

   July 31, 1999     322,824     2,001,787        2,022,928      0.16     0.16

   July 31, 1998     233,640     2,005,121        2,020,677       0.12     0.12

(1) The difference between the average common shares outstanding and the average common & dilutive shares outstanding is due to the options held by Gaylen Brotherson and Judy Brotherson (See Item 6 executive compensation)